Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-626-5226

RUSH ENTERPRISES, INC. COMPLETES

PREVIOUSLY ANNOUNCED 3-FOR-2 STOCK SPLIT

SAN ANTONIO, Texas, October 10, 2007 — Rush Enterprises, Inc. (NASDAQ:  RUSHA & RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, announced today that it has completed the previously announced 3-for-2 stock split of the Company’s Class A common stock and the Company’s Class B common stock, effected in the form of a stock dividend to shareholders of record on October 1, 2007. Following the distribution of the stock dividend, Rush Enterprises has approximately 26.0 million shares of its Class A common stock outstanding and approximately 12.2 million shares of its Class B common stock outstanding. For additional information regarding the stock split and related stock dividend, please visit the investor relations section of our website, www.rushenterprises.com.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its operations include a network of over 50 Rush Truck Centers located in Alabama, Arizona, California, Colorado, Florida, Georgia, New Mexico, Oklahoma, Tennessee and Texas. The Company has developed its Rush Truck Centers and its Rush Equipment Center as “one-stop centers” where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com.